UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

EXPLORTEX ENERGY INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-52152	98-0489027
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

1694 Falmouth Road #143 Centerville, Ma	02632
(Address of Principal Executive Offices)	(Zip Code)

(774) 994-2709
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2009, Jack Lennon resigned as a member of the board of directors of Explortex Energy Inc. (the “Company”) and from his position as sole officer of the Company.   Mr Lennon’s resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

On June 29, 2009, Steven Kurlander was appointed as President of the Corporation.  Mr Kurlander is also Director, Treasurer and Secretary.

Steven Kurlander 51, Mr Kurlander has previously served as Victory Field Director for the Republican Party of Florida where his duties included building and managing an extensive grassroots organization for McCain/Palin Campaign.  Prior to that Mr. Kurlander served as Vice President/Chief Operating Officer of Expedientclosings, Inc. where his duties included building and managing a real estate and marketing company providing notary closing services, title processing, and business development support to law offices, mortgage companies, and title companies in the State of Florida, designation as exclusive closing agent by a number of title and mortgage companies in South Florida market and for a number of Condo Conversion development programs.

Previously Mr. Kurlander served as in house counsel for Peachtree Settlement Services supervising the structuring of lottery winnings.  Prior to that he served as General Counsel for Stern and Morrow Software Consulting/Sentry Works, Inc., County Legislator for the 9th legislative district in Sullivan County, New York, Staff Attorney/Audit Business Specialist at Frontier Insurance Group, Editor and Publisher at The Independent Weekly Review and opened his own real estate practice in Monticello, New York.

(c) Exhibits

Exhibit Number	Description

17.1	Resignation Letter of Jack Lennon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

EXPLORTEX ENERGY INC.

DATED: June 30, 2009	By:	/s/ Steven Kurlander
Steven Kurlander
Director, President, Treasurer and Secretary